Exhibit 3.1

AMENDMENT TO THE BY–LAWS

OF

MATERIAL SCIENCES CORPORATION

RESOLVED, that in the judgment of the Board of Directors of Material Sciences Corporation, a Delaware corporation (the “Corporation”), it is advisable to amend the By–Laws of the Corporation in order to clarify the roles and responsibilities of the offices of Chief Executive Officer and President of the Corporation;

RESOLVED FURTHER, that the By–Laws of the Corporation shall be amended as follows, effective as of January 4, 2006:

FIRST: Article V, Section 5.1 is hereby deleted in its entirety and the following is substituted in its place:

SECTION 5.1 Offices and Official Positions. The officers of the Corporation shall be a Chairman of the Board, Chief Executive Officer and/or President, one or more Vice Presidents (the rank and number thereof to be determined by the Board of Directors), a Secretary, a Chief Financial Officer and such assistant secretaries, assistant treasurers, and other officers as the Board of Directors shall determine. Any two or more offices may be held by the same person. None of the officers need be a Director or a Stockholder of the Corporation or a resident of the State of Delaware. The Board of Directors may from time to time establish and abolish official positions within any divisions into which the business and operations of the Corporation may be divided pursuant to Section 6.1 of these By-Laws, and assign titles and duties to such positions. Those appointed to official positions within divisions may, but need not, be officers of the Corporation. The Board of Directors shall appoint officers to official positions within a division and may with or without cause remove from such a position any person appointed to it. In any event, the authority incident to an official position within a division shall be limited to acts and transactions within the scope of the business and operations of such division.

SECOND: Article V, Section 5.5 is hereby deleted in its entirety and the following is substituted in its place:

SECTION 5.5 Chairman of the Board. The Board of Directors may, in its discretion, elect a Chairman of the Board, who, unless otherwise determined by the Board of Directors, shall preside at all meetings of the Board of Directors at which he is present and shall exercise and perform any other powers and duties assigned to him by the Board of Directors or prescribed by the By-Laws.

THIRD: Article V, Section 5.6 is hereby deleted in its entirety and the following is substituted in its place:

SECTION 5.6 Chief Executive Officer and President.

(a) Chief Executive Officer. The Chief Executive Officer shall have the powers and perform the duties incident to that position. Subject to the powers of the Board of Directors and the Chairman of the Board, the Chief Executive Officer shall be in the general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these By-Laws. The Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the office of President is vacant or the President is unable to serve, by reason of sickness, absence or otherwise, the Chief Executive Officer shall perform all the duties and responsibilities and exercise all the powers of the President. In the absence of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside as chairman at all meetings of the Stockholders and at all meetings of the Board of Directors.

(b) President. Subject to any supervisory powers, if any, that may be given by the Board of Directors or the By-Laws to the Chairman of the Board and Chief Executive Officer, if there be such an officer, the President shall be the Corporation’s general manager and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business, affairs and officers and employees of the Corporation. He shall have the general powers and duties of management usually vested in the office of President of a Corporation; shall have any other powers and duties that are prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the By-Laws; and shall be primarily responsible for carrying out all orders and resolutions of the Board of Directors.

FOURTH: In all other respects, the Corporation’s By–Laws are ratified and affirmed.

RESOLVED FURTHER, that the Corporate Secretary is hereby authorized to amend and restate the Corporation’s By–Laws to reflect the amendment approved herein, provided that any such amendment and restatement shall reflect an effective date of January 4, 2006.